Xenetic Biosciences Appoints Curtis A. Lockshin, Ph.D. as Chief Scientific Officer

LEXINGTON, MA – (January 4, 2017) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics, announced today that it has appointed Curtis A. Lockshin, Ph.D. as Chief Scientific Officer.

Dr. Lockshin is a life science executive with an extensive background in cross-functional R&D management, with a particular focus on drug discovery, preclinical and clinical development. Dr. Lockshin is an inventor on numerous patents related to small-molecule therapeutics, biomaterials and optical biosensors.

“We are pleased to welcome Curt to our executive management team as CSO. His vast experience in drug development will be an important asset in driving our drug candidates through the clinic and adhering to announced timelines. With Curt’s scientific stewardship, Xenetic is focused on advancing our oncology pipeline as well as leveraging our PolyXen™ platform technology which has the potential to drive near-term licensing revenue,” said Scott Maguire, Chief Executive Officer of Xenetic. “We made tremendous progress last year on multiple fronts. With our second important executive level appointment since our Nasdaq listing, Xenetic now has a structure to deliver on what we believe will be a transformational 2017.”

Prior to his appointment as Chief Scientific Officer of Xenetic, Dr. Lockshin served as the Vice President of Research and Operations of the Company since March 2014. From July 2015 to July 2016, Dr. Lockshin served as Chief Executive Officer and Director of SciVac Therapeutics Inc., and its subsidiary SciVac, Ltd., a commercial-stage biologics and vaccine company in Rehovot, Israel, where he had been serving as CEO and Director since September 2014. Subsequent to SciVac Therapeutics’ merger with VBI Vaccines, Inc. in July 2016, Dr. Lockshin served as Chief Technical Officer of VBI Vaccines and its subsidiary SciVac Ltd. In addition, he has served as President and CEO of Guardum Pharmaceuticals, LLC, a private pharmaceutical company, and previously as Vice President of Corporate R&D Initiatives for OPKO Health, Inc., a multinational pharmaceutical and diagnostics company. Dr. Lockshin has served as a member of the Board of Directors at a number of companies including RXi Pharmaceuticals, Corp., ChromaDex, Inc., and Sorrento Therapeutics, Inc., as well as the Ruth K. Broad Biomedical Research Foundation, a Duke University Support Corporation that supports basic research related to Alzheimer’s disease and neurodegeneration via intramural, extramural and international grants.

“I am excited to join the executive team at Xenetic and play an active role in the clinical development of an exciting pipeline,” commented Dr. Lockshin. “I believe Xenetic is well positioned to drive value in its rich pipeline, and importantly, further validate the Company’s proprietary technology platform over the course of 2017. I look forward to continue working with the Xenetic management team as we prepare for an exciting period ahead.”

Dr. Lockshin received his S.B. degree in Life Sciences and his Ph.D. in Biological Chemistry from the Massachusetts Institute of Technology.

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About Xenetic Biosciences

Xenetic Biosciences, Inc. is a clinical-stage biopharmaceutical company focused on discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics. Xenetic's proprietary drug development platforms include PolyXen™, which enables next generation biologic drugs by improving their half-life and other pharmacological properties. Xenetic's lead investigational product candidates include FDA orphan designated oncology therapeutic sodium cridanimod for the treatment of progesterone receptor negative endometrial cancer, and a polysialylated form of erythropoietin for the treatment of anemia in pre-dialysis patients with chronic kidney disease.

Xenetic is also working together with Shire plc (formerly Baxalta, Baxter Incorporated and Baxter Healthcare) to develop a novel series of polysialylated blood coagulation factors, including a next generation Factor VIII. This collaboration relies on Xenetic's PolyXen technology to conjugate polysialic acid (“PSA”) to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Shire is one of the Company's largest shareholders having invested $10 million in the common stock of the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Shire a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Shire's proprietary molecules designed for the treatment of blood and bleeding disorders. Under the agreement, Xenetic may receive regulatory and sales target payments for total potential milestone receipts of up to $100 million plus royalties on sales.

Xenetic is also developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

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Contact:

Jenene Thomas Communications, LLC.

Jenene Thomas

(908) 938-1475

jenene@jenenethomascommunications.com

Source: Xenetic Biosciences, Inc.

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